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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cyber Net Technologies Limited
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   (Last)                           (First)             (Middle)

    TrustNet Chambers, P.O. Box 3444, Road Town
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                                    (Street)

    Tortola                        British Virgin Islands
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     SoftNet Systems, Inc. (SOFN)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person (voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     07/02
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5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X   10% Owner
      ---                                      ---
          Officer (give title below)                Other (specify below)
      ---                                      ---
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by One Reporting Person
          Form filed by More than One Reporting Person
     ---
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                  4.                             5.             Owner-
                                                                  Securities Acquired (A) or     Amount of      ship
                                      2.             3.           Disposed of (D)                Securities     Form:     7.
                                      Transaction    Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                                      Date           Code         ------------------------------ Owned at End   (D) or    Indirect
1.                                    (Month/        (Instr. 8)                   (A)            of Month       Indirect  Beneficial
Title of Security                     Day/           ------------    Amount       or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code   V                     (D)            and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          07/30/02       S              5,000,000           $3.00             0        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                                                                              (Over)

FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================

                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                          9.        ship
                                                                                                          Number    Form
                                                                                                          of        of
                    2.                                                                                    Deriv-    Deriv-
                    Conver-                    5.                              7.                         ative     ative    11.
                    sion                       Number of                       Title and Amount           Secur-    Secur-   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     ities    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     Bene-    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  ficially direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     Owned    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    at End   ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        of       Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     Month    ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)   Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Explanation of Responses:

If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal            CYBER NET TECHNOLOGIES LIMITED
    Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ Alexander Anthony Arena         August 6, 2002
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------     --------------
      If space provided is insufficient, see Instruction 6 for procedure.         **Signature of Reporting Person          Date
                                                                                  By:    Alexander Anthony Arena
                                                                                  Title: Director






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